ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Foldera, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Articles I and V are hereby amended to (i) change the Company's name from Foldera, Inc. to CeCors, Inc., (ii) create a new class of capital stock designated as Preferred Stock, (iii) increase the total number of shares of capital stock authorized to be issued from 250,000,000 shares of Common Stock to 275,000,000 shares of capital stock, par value $.001 per share, divided into two classes of which 25,000,000 shares shall be designated Preferred Stock and 250,000,000 shares shall be designated Common Stock; and (iii) authorize a reverse stock split at a ratio of one (1) for ten (10) of the issued and outstanding shares of Common Stock of the Company, as set forth in Exhibit A attached to this Certificate of Amendment, and are incorporated herein by reference in their entirety

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 55.6%

4. Effective date of filing: (optional) August 12, 2008

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer Reid Dabney, Senior Vice President and Chief Financial Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A to Certificate of Amendment

Article number I of the Articles of Incorporation is hereby amended as follows:

I. Name of Corporation: CeCors, Inc.

Article number V of the Articles of Incorporation is hereby amended to read in full as follows:

V. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 275,000,000 shares, par value $.001 per share, divided into two classes of which 25,000,000 shares shall be designated Preferred Stock and 250,000,000 shares shall be designated Common Stock. Simultaneous with the filing of this Certificate of Amendment with the Nevada Secretary of State in accordance with the NRS, each ten (10) outstanding shares of the corporation's Common Stock, par value $.001 per share (the "Old Common Stock"), will be automatically converted into one (1) share of the corporation's Common Stock, par value $.001 per share (the "New Common Stock"), and the holders of the shares of Old Common Stock are entitled to receive one (1) share of New Common Stock for each ten (10) shares of Old Common Stock.

The powers, preferences and rights of the shares of Preferred Stock and the shares of Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

A. Preferred Stock

1. Issuance in Series. The shares of Preferred Stock may be divided into and issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be of equal rank and identical except to the extent that variations in the relative preferences and rights enumerated in subparagraphs (a) through (g), inclusive, of Section 2 of Paragraph A of this Article V may be fixed and determined by the Board of Directors between series hereafter established; and each share of a series shall be identical in all respects with the other shares of such series.

2. Authority of the Board with Respect to Series. Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article V, to divide the shares of Preferred Stock into one or more series, and with respect to each such series, to fix and determine by resolution or resolutions providing for the issue of such series the following relative preferences and rights as to which there may be variations between the series so established:

(a) The distinctive designation of such series and the number of shares which shall constitute such series which number may be increased or decreased (but not decreased below the number of shares then outstanding) from time to time by like action of the Board of Directors;

(b) The annual rate of dividends payable on shares of such series, the conditions, if any, upon which and the dates when such dividends shall be payable;

(c) The time or times when and the price or prices at which shares of such series shall be redeemable;

(d) The amount payable on shares of such series in the event of any liquidation, dissolution or winding-up of the affairs of the corporation;

(e) If the shares of such series are to be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of such series, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

(f) If the shares of such series are to be convertible into or exchangeable for shares of Common Stock or shares of any other series of Preferred Stock, the conversion price or prices or the rate or rates of exchange and the terms and conditions of such conversion or exchange;

(g) The voting rights, if any, of such series; and

(h) Such other powers, preferences and rights of shares of such series and the qualifications, limitations or restrictions thereof as the Board of Directors may deem advisable and as are not inconsistent with the provisions of the Certificate of Incorporation.

3. Dividends. The holders of shares of Preferred Stock of each series shall be entitled to receive, out of the assets of the corporation which are by law available for the payment of dividends, cash dividends in such amounts and payable at such time or times as shall be fixed and determined by the Board of Directors in any resolution providing for the issuance of any such series, before any dividends on any class of capital stock of the corporation ranking junior to the Preferred Stock (other than dividends payable in shares of any class of capital stock of the corporation ranking junior to the Preferred Stock) may be declared or paid or set apart for payment. The term "class of capital stock of the corporation ranking junior to the Preferred Stock" shall mean the Common Stock and any other class of stock of the corporation hereafter authorized which ranks junior to the Preferred Stock as to payment of dividends or the distribution of assets upon dissolution, liquidation or winding-up.

4. Redemption. The shares of Preferred Stock of any series then outstanding shall be redeemable, in whole or in part, at the option of the corporation, by resolution of its Board of Directors at such price or prices and at such time or times as may be fixed and determined by the Board of Directors in accordance with any resolution providing for the issuance of any such series of Preferred Stock. In case of redemption of a part only of the shares of Preferred Stock of any series at the time outstanding, the redemption shall be pro rata. Subject to the foregoing, the Board of Directors shall have full authority and power to prescribe the

manner in which the drawing by lot or the pro rata redemption shall be conducted and the terms and conditions upon which the shares of Preferred Stock shall be redeemed from time to time.

Notice of every redemption of shares of Preferred Stock shall be given by mailing such notice, postage prepaid, not less than 20 nor more than 60 days prior to the date fixed for such redemption to each holder of record of shares so to be redeemed at his address as the same shall appear on the books of the corporation. Each such notice shall specify the date fixed for redemption and the place where payment of the redemption price is to be made upon surrender for cancellation of the certificates representing shares called for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to be duly given whether or not the holder receives the notice.

If notice of redemption shall have been duly given as hereinabove provided, on and after the date fixed for redemption (unless the corporation shall default in making payment of the redemption price), all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares, including, but not limited to, the right to receive dividends thereon, shall cease and terminate, notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, and the holders of such shares so called for redemption shall cease to be shareholders and shall have no interest in or claim against the corporation except the right to receive the redemption price of the shares so redeemed, upon surrender of their certificates for cancellation.

5. <u>Reacquired Shares</u>. Shares of any series of Preferred Stock which have been acquired by the corporation, whether by purchase or redemption or by their having been converted into or exchanged for other shares of the corporation shall upon their acquisition and without any other action by the corporation resume the status of authorized but unissued shares of Preferred Stock and may be reissued as shares of the series of which they were originally a part or may be issued as shares of a new series or as shares of any other series.

6. <u>Voting Rights</u>. Except as otherwise fixed and determined by the Board of Directors in any resolution providing for the issuance of any series of Preferred Stock or as required by law, the holders of shares of Preferred Stock of any such series shall not be entitled to vote at any annual or special meeting of stockholders of the corporation.

7. <u>Dissolution, Liquidation or Winding-Up</u>. In the event of any dissolution, liquidation or winding-up of the affairs of the corporation, after payment or provision for payment of the debts or other liabilities of the corporation, the holders of all then outstanding shares of Preferred Stock shall be entitled to receive, out of the net assets of the corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in any resolution providing for the issuance of any such series of Preferred Stock before any distribution is made to the holders of any class of capital stock of the corporation ranking junior to the Preferred Stock. If upon any dissolution, liquidation or winding-up of the affairs of the corporation, the net assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock in full amounts to which they respectively shall be entitled, the holders of all outstanding shares of Preferred Stock of all series shall share ratably in any distribution of assets in proportion to the full amounts which would be payable upon such distribution if all sums payable were paid in full. Neither the merger nor the

consolidation of the corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation or winding-up of the affairs of the corporation within the meaning of this Article V.

B. Common Stock

1. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

2. Voting Rights. At every annual or special meeting of stockholders of the corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the corporation.

3. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation, and of the amounts to which the holders of all outstanding shares of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the corporation.